EXHIBIT 10.9
September 15, 2006
John Federman
c/o eStara, Inc.
1821 Michael Faraday Drive
Suite 100
Reston, VA 20190
Dear John,
Art Technology Group is pleased to offer you an opportunity within its senior management team. We are very excited to add your talent and experience to the ATG team.
As discussed, we intend to maintain you in your current position of Chief Executive Officer of eStara, Inc. for the duration of the Measurement Period for the transaction defined in section 1.6 (c) (iv) (B) of the merger agreement referenced below. This position will report to Bob Burke, CEO, and will become effective upon the closing of the transaction set forth in the Agreement and Plan of Merger by and among Art Technology Group, Inc., its merger subsidiary and eStara, Inc (the “Transaction”). (Capitalized terms used and not otherwise defined in this letter will have the meanings set forth on Exhibit A). If the closing of the Transaction is not consummated, this letter agreement will have no force or effect. Nothing in this letter agreement shall be read or interpreted to diminish or limit your right to any benefits or vesting rights set forth in the Transaction documents.
ATG agrees to continue to employ you in this role and you agree to remain employed by ATG until December 31, 2007 (the “Term”); provided, that ATG may terminate your employment at any time for Cause. After the Term, unless otherwise agreed in writing, you will be employed on an “at will” basis, such that either you or ATG may terminate the employment relationship at any time for any reason.
Your responsibilities will be the same in all material respects as in your current position (except, of course, for your new reporting relationship and the fact that you will be part of a larger organization).
During the Term, ATG agrees to maintain your current compensation level, as follows:
•	Your salary will be $250,000 on an annualized basis.

•	The variable portion of your total compensation package will be $100,000 annually. Your current goals associated with this variable will continue for 2006. Your goals for 2007 will be set and judged by your reporting management.

•	During the Term, ATG will maintain your current set of employee benefits, services and practices.

•	ATG will extend to you full recognition of your tenure at eStara or any of its prior acquired companies for purposes of benefit calculation and vesting rights.
The Compensation Committee of the ATG Board has authorized a grant to you, effective on your start date, of stock options to acquire 200,000 shares of ATG common stock, with an exercise price equal to the closing price of ATG’s common stock on your start date.
•	These options vest quarterly over 4 years, with cliff vesting for the first year (i.e., on the first anniversary of your start date, your options will vest 25%). Thereafter, your options will vest quarterly over the remaining 3 years.

•	In the event of a change in control of ATG, following the transaction with eStara, 50% of your unvested shares underlying the option will vest immediately.
As a condition of your commencing employment, ATG requires that you sign our standard Invention, Non-Disclosure and Non-Solicitation Agreement attached as Exhibit B.
It is our understanding that, in accepting employment on the terms described above, you acknowledge and agree that such employment does not involve a change in your position that materially reduces your level of responsibility or otherwise constitute the basis for an Involuntary Termination of your employment within the meaning of paragraph 5(b) of your Employment Agreement with eStara, Inc. dated November 9, 2005 (the “eStara Agreement”).
If, during the Term, ATG terminates your employment without Cause or you voluntarily terminate your employment with ATG because ATG (i) requires you to move outside your current regional location as a condition of continued employment, (ii) primarily assigns you duties which are materially inconsistent with your title, position, authority, duties or responsibilities, or (iii) takes any other action which results in a material diminution in your title, position, authority, duties or responsibilities, then you will be entitled to receive your Accrued Obligations, and you may elect, by written notice to ATG within five business days of such termination:

•	to receive the benefits, if any, to which you would be entitled under section 4(d) of your eStara Agreement; or

•	to waive such benefits and receive instead continued payment of (or, in ATG’s sole discretion, a lump sum payment of) your base salary and health benefits coverage for the balance of the Term.
In either case, the benefits provided in the preceding paragraph shall be your sole and exclusive remedy (at law or in equity) against ATG, as permitted by law.
To signify your acceptance of this offer, please sign and fax this letter back to me at the HR fax number 617-386-5190.
Sincerely,
/s/ Patricia O’Neill
Patricia O’Neill
Senior Vice President, Human Resources
Art Technology Group Inc.
Accepted and agreed:

/s/ John Federman

John Federman	Start Date: October 2, 2006